Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference to our reports dated February 28, 2022, with respect to the financial statements and financial highlights of CM Commodity Index Fund, Emerging Markets Bond Fund, Emerging Markets Fund, Environmental Sustainability Fund, Global Resources Fund, International Investors Gold Fund and VanEck Morningstar Wide Moat Fund, seven of the funds constituting VanEck Funds, included in their Annual Report to Shareholders for the fiscal year ended December 31, 2021, into this Post-Effective Amendment No. 175 to the Registration Statement (Form N-1A, File No. 002-97596) of VanEck Funds, to be filed with the Securities and Exchange Commission on April 26, 2023.

/s/ Ernst & Young LLP

New York, New York
April 25, 2023